Exhibit 99.1

       BSD MEDICAL PREPARES FOR ENTRY INTO JAPANESE MARKET WITH NEW CANCER
                                TREATMENT SYSTEMS

    SALT LAKE CITY, Dec. 27 /PRNewswire-FirstCall/ -- BSD Medical Corp. (Amex:
BSM) today announced that the company is near to concluding agreements with sales entities in preparation for entry into the Japanese market with BSD's cancer treatment systems. Japan is the world's second largest medical market, behind the United States.

    Entry into the Japanese market is part of BSD's global strategy for establishing a world market for BSD Medical's cancer treatment systems. Japan, along with China, has been a high-priority marketing target in the Pacific Rim. BSD has already established a distributor in China, and obtained regulatory approval for the sale of the BSD-2000 in China earlier this year. Initial sales in China have been to four highly visible hospitals that will serve as important reference sites in that market. BSD's objective is to pursue a similar marketing path in Japan. Japan and China together represent a major percentage of the total Pacific Rim market.

    BSD Medical produces systems that deliver precision focused RF/microwave energy to treat cancer, killing cancer directly and boosting the effectiveness of companion radiation and/or chemotherapy treatments. BSD was the recipient of the 2005 Frost and Sullivan "Technology of the Year Award" for cancer therapy devices. For further information about BSD Medical and its cancer treatment systems visit the BSD website at http://www.BSDMedical.com.

    Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including all projections or expectations of future events, including expectations for future sales of the BSD-2000 based on past successes, are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

SOURCE  BSD Medical Corp.
    -0-                             12/27/2005
    /CONTACT:  Hyrum A. Mead of BSD Medical Corporation, +1-801-972-5555,
Fax: +1-801-972-5930, investor@bsdmc.com /
    /Web site:  http://www.BSDMedical.com /
    (BSM)